Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer & Chief Financial Officer	Marian Briggs, (612) 455-1742
(952) 487-9500	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

MINNEAPOLIS — November 3, 2006 — Vital Images, Inc. (NASDAQ: VTAL) announced today that it is offering to sell, subject to market and other conditions, 3,000,000 shares of its common stock pursuant to an effective shelf registration statement in an underwritten public offering. Vital Images also intends to grant the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by Vital Images.

Piper Jaffray & Co. is acting as the sole book-running manager for the offering. Wachovia Securities, Jefferies & Company and Thomas Weisel Partners LLC are acting as co-managers for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. A copy of the preliminary prospectus supplement and accompanying prospectus related to this offering may be obtained by calling the Prospectus Department at Piper Jaffray, 800 Nicollet Mall, Minneapolis, MN 55402, toll-free at (877) 371-5212.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. For more information, visit www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the impact of changes to stock-based compensation pursuant to FASB’s statement of financial accounting standards No. 123(R), and other risks detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

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